CFO Commentary on Third Quarter FY 2011 Results

The following information has been prepared on a GAAP basis except where noted.

Summary Results

Revenue for the third quarter of fiscal 2011 was $843.9 million, up 4.0 percent from $811.2 million in the prior quarter.

GAAP gross margin for the quarter was 46.5 percent, up 29.9 percentage points from the prior quarter’s GAAP gross margin of 16.6 percent.  Excluding the effect of a charge for a weak die/packaging material set, non-GAAP gross margin in the second quarter was 38.9 percent.

GAAP net income for the quarter was $84.9 million, or $0.15 per diluted share, compared with a GAAP net loss of $141.0 million, or $0.25 per share, in the prior quarter. Excluding the weak/die packaging material set charge, and the associated tax impact, non-GAAP net income for the second quarter was $20.1 million, or $0.03 per diluted share.

Revenue

(in millions)	Q3’11	Q2’11	Q/Q %
GPU	$581.9	$550.4	+5.7%
Professional Solutions	210.1	215.1	-2.3%
Consumer Products	51.9	45.7	+13.6%
Total	$843.9	$811.2	+4.0%

The business conditions that impacted our GPU business in the second quarter, namely rising memory costs and the weakness of the Euro, abated somewhat in the third quarter.  The third quarter GPU business also benefitted from the launch and ramp of our GeForce® GTS 450 and GT 430 Fermi based GPUs aimed at the lower-priced segments of the add-in card market.  As a result, our GPU revenue was up 5.7 percent quarter-over-quarter and we gained some share in the desktop segment.  While we lost share in a significantly reduced notebook segment, we believe the market is stabilizing and we expect to regain share with the new notebook product cycle late in the fourth quarter or early in the first quarter of our fiscal 2012.

Revenue for our Professional Solutions business, which includes workstation graphics and computing, represented 24.9 percent of total company revenue and was down 2.3 percent from the prior quarter.   Quadro® professional graphics was up but our computing business was down, the latter reflecting the influence a small number of large orders currently has on the computing business.  These quarterly variations will decrease as the computing business grows across more vertical segments.  Momentum is strong: this year’s GPU Technology Conference was the biggest ever, and the world’s fastest supercomputer, China’s Tianhe-1A, is based on our Tesla products.

Our Consumer Products business, which includes Tegra smartphone and tablet products, as well as embedded entertainment, represented 6.2 percent of total revenue and was up 13.6 percent over the prior quarter.  Significant Tegra shipments will continue to be gated by the production release of Android based smartphone and tablet products, which are expected to start ramping and shipping in volume in the fourth quarter.

Gross Margin
GAAP gross margin of 46.5 percent for the third quarter was within guidance.  Mix was slightly less favorable than we had expected at the beginning of the quarter.

Expenses and Other
GAAP operating expenses for the third quarter were $288.3 million, compared to GAAP operating expenses of $309.5 million for the second quarter, which included a $12.7 million charge related to the weak die/packaging material set.

Our tax provision for the quarter was $18.7 million, a tax rate of 18.1%.

Balance Sheet
Accounts receivable at the end of the quarter were $399.5 million, up $3.6 million sequentially.  Our DSO at quarter-end was 43 days, down 1 day from the prior quarter.

Inventories at the end of the quarter were $377.8 million, down 13.0 percent over the prior quarter.  The decrease was largely driven by higher third quarter revenues and actions taken to lower inventory levels.

On a related note, channel inventory was again slightly down quarter-over-quarter.

Depreciation and amortization expense for the third quarter amounted to $46.9 million.  Stock-based compensation was $25.2 million.  Capital expenditures were $21.8 million.

Cash flow provided by operating activities was $212.2 million during the third quarter.  Free cash flow in the third quarter was $190.4 million with the principle contributors being cash earnings, earnings after adding back depreciation and stock-based compensation, and inventory reductions.

Cash, cash equivalents and marketable securities at the end of the quarter were a record $1.99 billion, up $214.7 million over the prior quarter.

Fourth Quarter Outlook
Our outlook for the fourth quarter of fiscal 2011 is as follows:

•	Revenue is expected to be up 3 to 5 percent from the third quarter.
•	GAAP gross margin is expected to be flat.
•	GAAP operating expenses are expected to be approximately $300 million.
•	GAAP tax rate is expected to be 18 to 20 percent.

We estimate depreciation and amortization to be modestly up when compared to the third quarter.  Capital expenditures are expected to be under $50 million.

Diluted shares for the fourth quarter are expected to be approximately 586 million.

______________

For further information, contact:

Michael Hara	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 486-2511	(408) 566-5150
mhara@nvidia.com	rsherbin@nvidia.com

Non-GAAP Measures
To supplement NVIDIA’s Condensed Consolidated Statements of Operations presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net income, non-GAAP net income per share and free cash flow. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude a charge related to the weak die/packaging material set that was used in certain versions of NVIDIA’s previous generation MCP and GPU products, net of insurance reimbursements, a non-recurring charge related to a tender offer purchase, and the associated tax impact of these items, where applicable.  Free cash flow is calculated as GAAP net cash provided by or used in operating activities, less purchases of property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

Certain statements in this CFO Commentary including, but not limited to, statements as to: the company’s financial outlook for the fourth quarter of fiscal 2011; the market stabilization; regaining market share in the new notebook product cycle; our momentum; and factors affecting our Tegra shipments; are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations.  Important factors that could cause actual results to differ materially include: our reliance on third parties to manufacture, assemble, package and test our products; global economic conditions; development of faster or more efficient technology; the impact of technological development and competition; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the reports  NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-Q for the fiscal period ended August 1, 2010.  Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge.  These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

# # #

© 2010 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, GeForce, Fermi, Quadro and Tegra are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and other countries.  Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended					Nine Months Ended
	October 31,	August 1,		October 25,		October 31,		October 25,
	2010	2010		2009		2010		2009

GAAP gross profit	$392,062	$134,292		$391,783		$982,731		$738,202
GAAP gross margin	46.5%	16.6%		43.4%		37.0%		31.5%

Net charge against cost of revenue arising from a weak die/packaging material set	-	181,193	(A)	(24,115)	(A)	181,193	(A)	95,878	(A)
Stock option purchase charge related to cost of revenue	-	-		-		-		11,412	(B)
Non-GAAP gross profit	$392,062	$315,485		$367,668		$1,163,924		$845,492
Non-GAAP gross margin	46.5%	38.9%		40.7%		43.8%		36.1%

GAAP operating expenses	$288,279	$309,499		$283,938		$906,762		$971,429
Net charge against operating expenses arising from a weak die/packaging material set	-	(12,705)	(A)	990	(A)	(12,705)	(A)	1,929	(A)
Stock option purchase charge related to operating expenses	-	-		-		-		(128,829)	(B)
Non-GAAP operating expenses	$288,279	$296,794		$284,928		$894,057		$844,529

GAAP net income (loss)	$84,862	$(140,961)		$107,577		$81,495		$(199,063)
Net charge arising from a weak die/packaging material set	-	193,898	(A)	(25,105)	(A)	193,898	(A)	93,949	(A)
Stock option purchase charge	-	-		-		-		140,241	(B)
Income tax impact of non-GAAP adjustments	-	(32,828)	(C)	(5,072)	(C)	(32,828)	(C)	(16,652)	(C)
Non-GAAP net income (loss)	$84,862	$20,109		$77,400		$242,565		$18,475

Diluted net income (loss) per share
GAAP	$0.15	$(0.25)		$0.19		$0.14		$(0.36)
Non-GAAP	$0.15	$0.03		$0.13		$0.41		$0.03

Shares used in GAAP diluted net income (loss) per share computation	582,648	572,764		574,381		584,500		546,737
Cumulative impact of non-GAAP adjustments	-	9,609	(D)	-		-		17,761	(D)
Shares used in non-GAAP diluted net income (loss) per share computation	582,648	582,373		574,381		584,500		564,498

Metrics:
GAAP net cash flow provided by / (used in) operating activities	$212,177	$34,344		$141,317		$241,124		$418,562
Purchase of property and equipment and intangible assets	(21,823)	(37,644)		(16,593)		(76,547)		(55,026)
Free cash flow	$190,354	$(3,300)		$124,724		$164,577		$363,536

(A) Excludes a charge related to the weak die/packaging material set that was used in certain versions of our previous generation chips, net of insurance reimbursement.
(B) During the three months ended April 26, 2009, the Company completed a tender offer to purchase outstanding stock options which resulted in a charge of $140.2 million, $11.4 million of which was associated with cost of revenue and $128.8 million with operating expenses.

(C) The income tax impact of non-GAAP adjustments has only been reported during fiscal quarters that include other GAAP to non-GAAP reconciling items, as well as in the full fiscal year results during which the GAAP to non-GAAP reconciling items occur. As such, any effective tax rate differences between GAAP and non-GAAP results that result from such adjustments have not been reported separately in the non-GAAP results for a fiscal quarter that does not contain other GAAP to non-GAAP reconciling items.

(D) Reflects an adjustment to diluted shares to reflect a non-GAAP net income versus a GAAP net loss.